As filed with the Securities and Exchange Commission on June 24, 2004.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED DOMINION REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	54-0857512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
(720) 283-6120
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas W. Toomey
Chief Executive Officer and President
United Dominion Realty Trust, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
(720) 283-6120

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Warren L. Troupe, Esq.
Brian V. Caid, Esq.
Morrison & Foerster LLP
370 Seventeenth Street, Suite 5200
Denver, Colorado 80202
(303) 592-1500

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered(1)	per share(2)	offering price(2)	registration fee
Common Stock, $1.00 par value per share(3)	1,617,815	$19.88	$32,162,162.20	$4,074.95

(1)	In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, in order to prevent dilution the number of shares registered shall automatically be increased to cover additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low selling prices per share of the registrant’s common stock on June 21, 2004 as reported on the New York Stock Exchange.

(3)	The common stock registered hereunder also includes the attached rights to purchase one share of Series C Junior Participating Redeemable Preferred Stock, no par value.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated June 24, 2004

1,617,815 Shares
of Common Stock

     The selling stockholders identified in this prospectus may offer and sell from time to time up to 1,617,815 shares of common stock covered by this prospectus. The shares of common stock that may be offered and sold by the selling stockholders consist of shares of our common stock issuable upon the exchange of limited partnership interests, referred to in this prospectus as the “OP Units,” of United Dominion Realty, L.P., a Delaware limited partnership. The OP Units were issued to the selling stockholders as consideration for the contribution of real and personal property by the selling stockholders to United Dominion Realty, L.P. We are the general partner of United Dominion Realty, L.P. We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

     Our common stock is traded on the New York Stock Exchange under the symbol “UDR.” On June 21, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $19.90.

     Investing in our common stock involves risks. See “Risk Factors” on page 1 before making an investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2004.

     You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

 ii

UNITED DOMINION REALTY TRUST, INC.

     We are a self-administered equity real estate investment trust, or REIT, that owns, acquires, renovates, develops and manages middle-market apartment communities nationwide. As of March 31, 2004, our portfolio included 267 communities with a total of 77,259 apartment homes nationwide.

     We have elected to be taxed as a REIT under the applicable provisions of the Internal Revenue Code of 1986. To continue to qualify as a REIT, we must continue to meet certain tests which, among other things, generally require that our assets consist primarily of real estate, our income be derived primarily from real estate, and that we distribute at least 90% of our REIT taxable income (other than our net capital gain) to our stockholders. As a qualified REIT, we generally will not be subject to federal income taxes on our REIT taxable income to the extent we distribute such income to our stockholders.

     We were formed in 1972 as a Virginia corporation and reincorporated in the State of Maryland in June 2003. Our principal executive offices are located at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129. The telephone number of our principal executive offices is (720) 283-6120. Our corporate headquarters is located at 400 East Cary Street, Richmond, Virginia 23219. The telephone number of our corporate headquarters is (804) 780-2691.

RISK FACTORS

     Investing in our common stock involves risks. Before purchasing shares of our common stock, you should carefully consider the risk factors under the heading “Factors Affecting Our Business and Prospects” in the “Business” section of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as the same may be updated from time to time by our filings under the Securities Exchange Act of 1934, as well as other information contained or incorporated by reference into this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this propsetcus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy and rental expense growth. Examples of forward-looking statements also include statements regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United

States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

     Examples of factors that can affect our expectations, beliefs, plans, goals, objectives and future financial or other performance include, but are not limited to, the following:

•	unanticipated adverse business developments affecting us or our properties,

•	adverse changes in the real estate markets,

•	our declaration or payment of distributions,

•	our potential developments or acquisitions or dispositions of properties, assets or other public or private companies,

•	our policies regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters,

•	our qualification as a REIT under the Internal Revenue Code,

•	the real estate markets in which we operate and in general,

•	the availability of debt and equity financing,

•	interest rates,

•	general and local economic business conditions, and

•	trends affecting our financial condition or results of operations.

     All of the above factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

     Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore we cannot assure you that any of these statements included in this document or in the documents incorporated by reference will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

USE OF PROCEEDS

     All of the common stock offered under this prospectus is being sold by the selling stockholders. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

SELLING STOCKHOLDERS

     This prospectus relates to the offer and sale of up to 1,617,815 shares of our common stock by the selling stockholders and certain of their donees, pledgees, transferees and successors-in-interest. The shares of our common stock that may be offered and sold under this prospectus consist of shares of common stock issuable upon the exchange of OP Units issued to the selling stockholders as consideration for the contribution of real and personal property by the selling stockholders to United Dominion Realty, L.P. in June 2003. The properties contributed by the selling stockholders to United Dominion Realty, L.P. in exchange for the OP Units include two apartment communities, Windjammer Apartments in Huntington Beach, California, and Pinebrook Village in Orange County, California.

     Each selling stockholder may cause us to redeem its OP Units and we may elect to redeem either by paying cash or by issuing shares of our common stock. If we issue shares of our common stock, then each OP Unit is exchangeable into one share of our common stock, subject to certain adjustments set forth in the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated as of February 23, 2004.

     The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of June 4, 2004 by each of the selling stockholders. Beneficial ownership and percentage ownership are determined in accordance with Rule 13d-3 of the Securities Exchange Act. Percentage ownership is based on 127,890,737 shares of our common stock outstanding as of June 4, 2004.

		Shares Beneficially Owned		Shares Beneficially Owned
	Shares	Before Offering		After Offering(2)
	Offered
Name of Selling Stockholder	Hereby(1)	Number	Percent	Number	Percent
Mesa Verde Villas II, L.P.	379,057	379,057	*	0	*
James Beauchamp	102,144	102,144	*	0	*
Shirley Beauchamp	102,144	102,144	*	0	*
MLB Development, L.P.	509,743	509,743	*	0	*
The Timothy Scott Wagner Revocable Trust dated 6/1/88, as amended Timothy S. Wagner as Trustee	42,066	42,066	*	0	*
1999 Beauchamp Special Trust – DTB Exempt Trust dated May 1, 1999 David T. Beauchamp as Trustee	55,674	55,674	*	0	*
1999 Beauchamp Special Trust – RLB Exempt Trust dated May 1, 1999 Richard L. Beauchamp as Trustee	55,674	55,674	*	0	*
1999 Beauchamp Special Trust – RFB Exempt Trust dated May 1, 1999 Robert F. Beauchamp, Sr. as Trustee	55,675	55,675	*	0	*

		Shares Beneficially Owned			Shares Beneficially Owned
	Shares	Before Offering			After Offering(2)
	Offered
Name of Selling Stockholder	Hereby(1)	Number		Percent	Number	Percent
1999 Beauchamp Special Trust – BG Exempt Trust dated May 1, 1999 Beverly Grimstad as Trustee	55,675	55,675		*	0	*
1999 Beauchamp Special Trust – DBR Exempt Trust dated May 1, 1999 Dorothy Beauchamp Riechers as Trustee	55,675	55,675		*	0	*
Beauchamp Family Trust dated April 5, 1990 as amended David T. Beauchamp as Trustee	102,144	787,187	(3)	*	685,043	*
The Grandchildren’s Pot Trust created under the Beverly Grimstad 2001 Grantor Trust John Grimstad as Trustee	102,144	787,187	(3)	*	685,043	*

*	Less than one percent.

(1)	Assumes exchange in full of the selling stockholder’s OP Units on a one-to-one basis. The number of shares issuable upon exchange of the OP Units is subject to adjustment under certain circumstances as set forth in the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated as of February 23, 2004.

(2)	Assumes the sale of all shares of common stock offered by this prospectus and no other purchases or sales of our common stock by the selling stockholder. If the selling stockholder does not sell all of the shares of common stock offered by this prospectus, actual ownership after the offering will be higher than this table reflects.

(3)	Includes 685,043 shares of our common stock issuable upon conversion of our Series E Cumulative Convertible Preferred Stock currently held by the selling stockholders, which shares of common stock are not being registered pursuant to the registration statement of which the prospectus is a part.

     During the past three years, none of the selling stockholders has had a material relationship with us or our affiliates except with respect to the transactions described in this prospectus.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material U.S. federal income tax considerations relating to the ownership and disposition of our common stock and the federal income tax considerations to us as a REIT. Because this is a summary, it may not contain all the information that may be important to you.

     We urge you to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership, and disposition of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition, and election, and regarding potential changes in applicable tax laws.

Regarding Our Status as a REIT and REIT Qualification

General

     We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 1972. We believe that we have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. Qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Although we intend to continue to operate to satisfy such requirements, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. See "— Failure to Qualify.”

     The provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder and other federal income tax laws relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the laws that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and Treasury Regulations thereunder, and administrative and judicial interpretations thereof. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

     In brief, if certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code are satisfied, entities, such as us, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their “REIT taxable income” that is distributed currently to stockholders. This treatment substantially eliminates the “double taxation” (i.e., taxation at both the corporate and stockholder levels) that generally results from investing in corporations.

     If we fail to qualify as a REIT in any year, however, we will be subject to federal income tax as if we were a domestic corporation. In addition, our stockholders will be taxed in the same manner as stockholders of ordinary corporations (including, in the case of stockholders that are not corporations, potentially being eligible for preferential tax rates on dividends received from us). In that event, we could be subject to potentially significant tax liabilities, the amount of cash available for distribution to our stockholders could be reduced and we would not be obligated to make any distributions.

Taxation of the Company

     In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our net income that we distribute to stockholders. However, we will be subject to federal income tax as follows:

•	First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. (However, we can elect to “pass through” any of our taxes paid on our undistributed net capital gains income to our stockholders on a pro rata basis.)

•	Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

•	Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, generally other than property held for at least four years, foreclosure property, and property involuntarily converted), such income will be subject to a 100% penalty tax.

•	Fifth, if we should fail to satisfy the 75% or the 95% tests (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been satisfied, we will be subject to a 100% penalty tax on the net income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

•	Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts distributed.

•	Seventh, if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then, to the extent of any built-in, unrealized gain at the time of acquisition, such gain generally will be subject to tax at the highest regular corporate rate.

•	Eighth, we may be subject to an excise tax if our dealings with our taxable REIT subsidiaries (defined below) are not at arm’s length.

•	Finally, as discussed further below, any earnings we derive through a taxable REIT subsidiary will effectively be subject to a corporate level tax.

Requirements for Qualification

     The Internal Revenue Code defines a REIT as a corporation, trust or association:

     (1) which is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

     (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

     (5) the beneficial ownership of which is held by 100 or more persons;

     (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code) at any time during the last half of each taxable year; and

     (7) which meets certain other tests, described below, regarding the nature of its income and assets.

     The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we were to fail to satisfy condition (6) during a taxable year, that failure would not result in our disqualification as a REIT under the Internal Revenue Code for such taxable year as long as (i) we satisfied the stockholder demand statement requirements described in the succeeding paragraph and (ii) we did not know, or exercising reasonable diligence would not have known, whether we had failed condition (6).

     We believe we have issued sufficient stock with sufficient diversity of ownership to satisfy conditions (5) and (6) above. In addition, our amended and restated articles of incorporation restrict the transfer of our stock to assist us in continuing to satisfy these stock ownership requirements. Moreover, to evidence compliance with these requirements, we must maintain records which disclose the actual ownership of our outstanding common stock and preferred stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of such stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with its federal income tax returns a similar statement disclosing the actual ownership of stock and certain other information.

     Although we intend to satisfy the stockholder demand statement requirements described in the preceding paragraph, our failure to satisfy those requirements will not result in our disqualification as a REIT under the Internal Revenue Code but may result in the imposition of Internal Revenue Service penalties against us.

     We currently have several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. Certain of our corporate subsidiaries will be treated as “qualified REIT subsidiaries” under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we and the subsidiary do not jointly elect to treat it as a “taxable REIT subsidiary” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests, described below under “—Requirements for REIT Qualification—Asset Tests.”

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of a partnership shall retain the same character in the hands of a partner qualifying as a REIT for purposes of the REIT qualification tests under the Internal Revenue Code, including satisfying the gross income tests and the asset tests, described below. Thus, our proportionate share of the assets, liabilities and items of income of a partnership in which we own an interest, directly or indirectly, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described below.

     Asset Tests

     At the close of each quarter of our taxable year, we generally must satisfy three tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us). Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class generally may not exceed either (1) 5% of the value of our total assets as to any one nongovernment issuer, (2) 10% of the outstanding voting securities of any one issuer, or (3) 10% of the value of the outstanding securities of any one issuer. Third, not more than 20% of the total value of our assets can be represented by securities of one or more “taxable REIT subsidiaries” (described below). Securities for purposes of the asset tests may include debt securities, including debt issued by a partnership. However, debt of an issuer will not count as a security for purposes of the 10% value test if the security is “straight debt,” as specially defined for this purpose, and certain other requirements are satisfied.

     We and a corporation in which we own stock may make a joint election for such subsidiary to be treated as a “taxable REIT subsidiary.” The securities of a taxable REIT subsidiary are not subject to the 5% asset test and the 10% vote and value tests described above. Instead, as discussed above, a separate asset test applies to taxable REIT subsidiaries. The rules regarding taxable REIT subsidiaries contain provisions generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur “at arm’s length” and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. A taxable REIT subsidiary is subject to a corporate level tax on its net taxable income, as a result of which our earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding our status as a REIT. In addition, in some cases, a 100% penalty tax is imposed on the REIT if its rental, service or other agreements with its taxable REIT subsidiary are determined not to be on arm’s length terms.

     We have made elections to treat several of our corporate subsidiaries as taxable REIT subsidiaries. We believe that the value of the securities we hold of our taxable REIT subsidiaries does not and will not represent more than 20% of our total assets, and that all transactions between us and our taxable REIT subsidiaries are conducted on arm’s length terms. In addition, we believe that the amount of our assets that are not qualifying assets for purposes of the 75% asset test will continue to represent less than 25% of our total assets and will satisfy the 5% and both 10% asset tests.

     Gross Income Tests

     We must satisfy two separate percentage tests relating to the sources of our gross income for each taxable year. For purposes of these tests, where we invest in a partnership, we will be treated as receiving our share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. See "— Tax Aspects of Our Investment in Partnerships —General.”

     The 75% Test. At least 75% of our gross income for a taxable year must be “qualifying income.” Qualifying income generally includes (1) rents from real property (except as modified below); (2) interest on obligations collateralized by mortgages on, or interests in, real property; (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business (“dealer property”); (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (5) abatements and refunds of real property taxes; (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property (“foreclosure property”); (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (8) income from temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if we, or an owner of 10% or more of our equity securities, directly or constructively own 10% or more of such tenant (a “related party tenant”), unless the related party tenant is a taxable REIT subsidiary and certain other requirements are satisfied. In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% test and 95% test (described below) if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” from whom we derive no revenue or through a taxable

REIT subsidiary. The “independent contractor” or taxable REIT subsidiary requirement, however, does not apply to the extent that the services provided by us are “usually or customarily rendered” in connection with the rental of space for occupancy only, and are not otherwise considered “rendered to the occupant.” For both the related party tenant rules and determining whether an entity qualifies as an independent contractor of a REIT, certain attribution rules of the Internal Revenue Code apply, pursuant to which ownership interests in certain entities held by one entity are deemed held by certain other related entities.

     In general, if a REIT provides impermissible services to its tenants, all of the rent from that property will be disqualified from satisfying the 75% test and 95% test (described below). However, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (as determined on a property-by-property basis). For purposes of the 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost incurred by the REIT in furnishing or rendering the service.

     We do not receive any rent that is based on the income or profits of any person. In addition, we do not own, directly or indirectly, 10% or more of any tenant (other than, perhaps, a tenant that is a taxable REIT subsidiary where other requirements are satisfied). Furthermore, we believe that any personal property rented in connection with our apartment facilities is well within the 15% restriction. Finally, we do not provide services, other than within the 1% de minimis exception described above, to our tenants that are not customarily furnished or rendered in connection with the rental of property, other than through an independent contractor or a taxable REIT subsidiary.

     The 95% Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for a taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends from a corporation (including a taxable REIT subsidiary) and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not (except with respect to dividends from a REIT) for purposes of the 75% test. For purposes of determining whether we comply with the 75% and 95% tests, gross income does not include income from “prohibited transactions” (discussed below).

     From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, or options to purchase such items, and futures and forward contracts. To the extent we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

     Our investment in apartment communities generally gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of apartment communities, other than from prohibited transactions, as described below, or of our interest in a partnership generally will be qualifying income for purposes of the 75% and 95% gross income tests. We anticipate that income on our other investments will not result in our failing the 75% or 95% gross income test for any year.

     Even if we fail to satisfy one or both of the 75% or 95% tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if: (1) our failure to comply was due to reasonable cause and not to willful neglect; (2) we report the nature and amount of each item of our income included in the 75% and 95% tests on a schedule attached to our tax return; and (3) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, we will still be subject to a special tax upon the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

     Annual Distribution Requirements

     To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount equal to at least (A) the sum of (i) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. (However, we can elect to “pass through” any of our taxes paid on our undistributed net capital gain income to our stockholders on a pro rata basis.) Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

     We believe that we have made timely distributions sufficient to satisfy the annual distribution requirements. It is possible that in the future we may not have sufficient cash or other liquid assets to meet the distribution requirements, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. To avoid any problem with the distribution requirements, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, will borrow funds or issue preferred or common stock to satisfy the distribution requirement. We may be required to borrow funds at times when market conditions are not favorable.

     If we fail to meet the distribution requirements as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a “deficiency dividend” (plus applicable penalties and interest) within a specified period.

Prohibited Transaction Rules

     A REIT will incur a 100% penalty tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business (a “prohibited transaction”). Under a safe harbor provision in the Internal Revenue Code, however, income from certain sales of real property held by the REIT for at least four years at the time of the disposition will not be treated as income from a prohibited transaction. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Although we will attempt to ensure that none of our sales of property will constitute a prohibited transaction, we cannot assure you that none of such sales will be so treated.

Failure to Qualify

     If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. In the case of stockholders that are not corporations, any such dividends may be taxable at a maximum rate of 15% during tax years beginning before January 1, 2009. In addition, subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

Tax Aspects of Our Investment in Partnerships

     The following discussion summarizes certain federal income tax considerations applicable solely to our investment in entities treated as partnerships for federal income tax purposes. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     General

     We hold a direct ownership interest in certain partnerships. In general, partnerships are “pass-through” entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. See "—Taxation of the Company” and “— Requirements for Qualification — Gross Income Tests.” Any resultant increase in our REIT taxable income increases our distribution requirements (see "— Requirements for Qualification — Annual Distribution Requirements”), but is not subject to federal income tax in our hands provided that such income is distributed to our stockholders. Moreover, for purposes of the REIT asset tests (see "— Requirements for Qualification — Asset Tests”), we include our proportionate share of assets held by the partnerships.

     Tax Allocations with Respect to the Properties

     Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as some of our properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Our two material partnership subsidiaries (referred to in this discussion as the “operating partnerships”) have property subject to a book-tax difference. Consequently, the partnership agreement of each of the operating partnerships requires such allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

     In general, the partners who contributed appreciated assets to an operating partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the operating partnership of the contributed assets (including some of our properties). This will tend to eliminate the book-tax difference over time. However, the special allocation rules under Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the operating partnerships may cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to us as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "— Requirements for Qualification — Annual Distribution Requirements.” In addition, the application of Section 704(c) of the Internal Revenue Code to the operating partnerships is not entirely clear and may be affected by authority that may be promulgated in the future.

     Sale of the Properties

     Generally, any gain realized by the operating partnerships on the sale of property held by the operating partnerships will be capital gain, except for any portion of such gain that is treated as certain depreciation or cost recovery recapture. Our share of any gain realized by the operating partnerships on the sale of any “dealer property” generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Prohibited Transaction Rules.” Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The operating partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties, and to make such occasional sales of their properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that in general our properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

Tax Consequences of an Investment in Our Common Stock

     The following summary describes the material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock held as a capital asset and does not deal with special situations, such as those of dealers in securities or currencies, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies, or persons holding our common stock as part of a hedging or conversion transaction or a straddle. Furthermore, the discussion below is based upon the current U.S. federal income tax laws and interpretations thereof as of the date hereof. Such authorities may be repealed, revoked, or modified so as to result in U.S. federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following summary does not consider the effect of any applicable foreign, state, local, or other tax laws or estate or gift tax considerations.

     If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock.

     As used herein, a “U.S. holder” of our common stock means a holder that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States,

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person.

Taxation of Taxable U.S. Holders

     In General. As long as we qualify as a REIT, distributions made to our taxable U.S. holders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. holders as ordinary income. U.S. holders that are corporations will not be entitled to a dividends received deduction. See “New Legislation” below for a discussion of the application of new preferential tax rates to certain dividends paid by us to a noncorporate U.S. holder.

     To the extent we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the U.S. holder, reducing the tax basis of a U.S. holder’s common stock by the amount of such distribution (but not below zero), with distributions in excess of the U.S. holder’s tax basis treated as proceeds from a sale of common stock, the tax treatment of which is described below. Distributions will generally be taxable, if at all, in the year of the distribution. However, any dividend declared by us in October, November or December of any year and payable to a U.S. holder who held our common stock on a specified record date in any such month shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.

     In general, distributions which are designated by us as capital gain dividends will be taxable to U.S. holders as gain from the sale of assets held for greater than one year, or “long-term capital gain.” That treatment will apply regardless of the period for which a U.S. holder has held the common stock upon which the capital gain dividend is paid. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Noncorporate taxpayers are generally taxable at a maximum rate of 15% on long-term capital gain attributable to sales or exchanges occurring on or after May 6, 2003. However, a portion of any capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to gains realized on the sale of real property that correspond to our “unrecaptured Section 1250 gain.”

     We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. In such event, we would pay tax on such retained net long-term capital gains. In addition, to the extent designated by us, a U.S. holder generally would (1) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains for his taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount so includable), (2) be deemed to have paid the capital gains tax imposed on us on the designated amounts included in such U.S. holder’s long-term capital gains, (3) receive a credit or refund for such amount of tax deemed paid by the U.S. holder, (4) increase the adjusted basis of his common stock by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (5) in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations (which have not yet been issued).

     Distributions made by us and gain arising from the sale or exchange by a U.S. holder of common stock will not be treated as passive activity income, and as a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. U.S. holders may not include in their individual income tax returns any of our net operating losses or capital losses.

     Disposition of Stock. Upon any taxable sale or other disposition of our common stock, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the U.S. holder’s adjusted basis in the common stock for tax purposes.

     This gain or loss will be a capital gain or loss, and will be long-term capital gain if our common stock has been held for more than one year at the time of the disposition. Noncorporate U.S. holders are generally taxable at a maximum rate of 15% on long-term capital gain. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate U.S. holders) to a portion of capital gain realized by a noncorporate U.S. holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. holders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common stock regardless of its holding period for the stock.

     In general, any loss upon a sale or exchange of our common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions (actually made or deemed made in accordance with the discussion above) from us required to be treated by such U.S. holder as long-term capital gain.

     Information Reporting and Backup Withholding. Payments of dividends on our common stock and proceeds received upon the sale, redemption or other disposition of our stock may be subject to Internal Revenue Service information reporting and backup withholding tax. Payments to certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to a non-corporate U.S. holder generally will be subject to information reporting. Such payments also generally will be subject to backup withholding tax if such holder:

•	fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number,

•	furnishes an incorrect taxpayer identification number,

•	is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends, or

•	fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified the U.S. holder that it is subject to backup withholding.

     A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the U.S. holder’s U.S. federal income tax liability, if any, and otherwise will be refundable, provided that the requisite procedures are followed.

     You should consult your tax advisor regarding your qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable.

Taxation of Tax-Exempt U.S. Holders

     Based upon a published ruling by the Internal Revenue Service, a distribution by us to, and gain upon a disposition of our common stock by, a U.S. holder that is a tax-exempt entity will not constitute “unrelated business taxable income,” or “UBTI,” provided that the tax-exempt entity has not financed the acquisition of its common stock with “acquisition indebtedness” within the meaning of the Internal Revenue Code and the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. However, for tax-exempt U.S. holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt U.S. holders should consult their own tax advisers concerning these “set aside” and reserve requirements.

     Notwithstanding the preceding paragraph, however, a portion of the dividends paid by us may be treated as UBTI to certain domestic private pension trusts if we are treated as a “pension-held REIT.” We believe that we are not, and we do not expect to become, a “pension-held REIT.” If we were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that held more than 10% of our stock.

Taxation of Non-U.S. Holders

     The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to non-U.S. holders of such stock. A “non-U.S. holder” is any person that is not a U.S. holder. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income taxation. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

     Distributions from the Company.

     1. Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of our current and accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, non-U.S. holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. holder’s investment in our common stock is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder), the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder).

     2. Non-Dividend Distributions. Unless our stock constitutes a USRPI (as defined below), distributions by us which are not paid out of our current and accumulated earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, a distribution in excess of current and accumulated earnings and profits will be subject to 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below). However, the 10% withholding tax will not apply to distributions already subject to the 30% dividend withholding.

     We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a non-U.S. holder unless (1) a lower treaty rate applies and proper certification is provided or (2) the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder). However, the non-U.S. holder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution made by us to a non-U.S. holder, to the extent attributable to gains (“USRPI Capital Gains”) from dispositions of United States Real Property Interests, or USRPIs, will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and therefore will be subject to U.S. income tax at the rates applicable to U.S. holders, without regard to whether such distribution is designated as a capital gain dividend. (The properties owned by our material partnership subsidiaries generally are USRPIs.) Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. holder that is not entitled to treaty exemption.

     Distributions attributable to our capital gains which are not USRPI Capital Gains generally will not be subject to income taxation, unless (1) investment in the shares is effectively connected with the non-U.S. holder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain (except that a corporate non-U.S. holder may also be subject to the 30% branch profits tax), or (2) the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

     We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability.

     Disposition of Stock. Unless our common stock constitutes a USRPI, a sale of such stock by a non-U.S. holder generally will not be subject to U.S. taxation unless (1) the investment in the common stock is effectively connected with the non-U.S. holder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder), or (2) the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present.

     The common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We believe that we are, and we expect to continue to be, a domestically controlled REIT, and therefore that the sale of our common stock will not be subject to taxation under FIRPTA. Because our common stock will be publicly traded, however, no assurance can be given that we will continue to be a domestically controlled REIT.

     Even if we do not constitute a domestically controlled REIT, a non-U.S. holder’s sale of our common stock generally will not be subject to tax under FIRPTA as a sale of a USRPI provided that (1) the stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market and (2) the selling non-U.S. holder held (taking into account constructive ownership rules) 5% or less of our outstanding stock at all times during a specified testing period.

     If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, the purchaser of the common stock could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

     Information Reporting and Backup Withholding. Backup withholding will apply to dividend payments made to a non-U.S. holder of our common stock unless the holder has certified that it is not a U.S. holder and the payor has no actual knowledge that the owner is not a non-U.S. holder. Information reporting generally will apply with respect to dividend payments even if certification is provided.

     Payment of the proceeds from a disposition of our stock by a non-U.S. holder made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is not a U.S. holder or otherwise establishes an exemption. Generally, Internal Revenue Service information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a specified three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the United States, then backup withholding and information reporting generally will apply unless the non-U.S. holder satisfies certification requirements regarding its status as a non-U.S. holder and the broker-dealer has no actual knowledge that the owner is not a non-U.S. holder.

     A non-U.S. holder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

Other Tax Considerations

     2003 Legislation. Legislation was enacted in 2003 that, in the case of noncorporate taxpayers, generally reduces the maximum long-term capital gains tax rate from 20% to 15% (for sales or exchanges on or after May 6, 2003, through taxable years beginning before January 1, 2009) and reduces the maximum tax rate on most dividends from 38.6% to 15% (for taxable years beginning after December 31, 2002 and before January 1, 2009). The 2003 legislation also reduces the maximum tax rate imposed on noncorporate taxpayers’ ordinary income from 38.6% to 35%.

     In general, dividends paid by REITs are not eligible for the new 15% tax rate on dividends. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

•	long-term capital gains, if any, recognized on the disposition of our common stock;

•	our distributions designated as long-term capital gain dividends attributable to sales or exchanges on or after May 6, 2003 (except to the extent attributable to “unrecaptured Section 1250 gain,” which continues to be subject to a 25% tax rate);

•	our dividends attributable to dividends received by us after December 31, 2002 from taxable corporations (such as taxable REIT subsidiaries); and

•	our dividends to the extent attributable to income that was subject to tax at the REIT level (for example, if we distributed less than 100% of our taxable income).

     Although the legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors other than corporations to consider stocks of other dividend-paying corporations to be more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

     Dividend Reinvestment Program. Stockholders participating in our dividend reinvestment program are treated as having received the gross amount of any cash distributions which would have been paid by us to such stockholders had they not elected to participate in the program. These distributions will retain the character and tax effect applicable to distributions from us generally. Participants in the dividend reinvestment program are subject to U.S. federal income and withholding tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of our stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the distribution).

     Possible Legislative or Other Actions Affecting Tax Considerations. Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in us.

     In particular, legislation is pending in the United States House of Representatives and Senate that would amend certain rules relating to REITs. Among other changes, the proposed legislation would provide the Internal Revenue Service with the ability to impose monetary penalties, rather than a loss of REIT status, for reasonable cause violations of certain tests relating to REIT qualification. The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under “Requirements for Qualification — Income Tests.” In addition, the proposed legislation would conform the treatment of certain REIT capital gain distributions to non-U.S. holders to the treatment of ordinary dividends paid to such shareholders (i.e., no tax return by the shareholder and tax would be withheld at a 30% or a lower treaty rate). In general, the changes would apply to taxable years beginning after the date the legislation is enacted. As of the date of this prospectus, it is not possible to predict whether the proposed legislation will be enacted in its current form or at all.

     State and Local Taxes. We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in our common stock.

PLAN OF DISTRIBUTION

     The selling stockholders may offer and sell shares of our common stock from time to time with this prospectus. We will not receive any of the proceeds of the sales of these shares.

Who May Sell and Applicable Restrictions

     The selling stockholders may offer and sell shares with this prospectus directly to purchasers. The selling stockholders may donate, pledge or otherwise transfer their shares to any person so long as the transfer complies with applicable securities laws. As a result, donees, pledgees, transferees and other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of common stock under this prospectus.

     The selling stockholders may from time to time offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions may be in excess of those customary in the type of transaction involved. Any brokerage commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholders. To comply with some state securities laws, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed underwriting discounts and commissions under the Securities Act of 1933.

Prospectus Delivery

     A prospectus supplement or a post-effective amendment may be filed with the Securities and Exchange Commission to disclose additional information with respect to the distribution of the shares. In particular, if we receive notice from a selling stockholder that a donee, pledgee, transferee or other successor intends to sell more than 500 shares of our common stock, or that a selling stockholder has entered into a material arrangement with an underwriter or broker-dealer for the sale of shares covered by this prospectus, then to the extent required we will file a supplement to this prospectus.

Manner of Sales

     The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the New York Stock Exchange or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.

     The shares may be sold according to one or more of the following methods:

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares,

•	an exchange distribution under the rules of the exchange,

•	face-to-face transactions between sellers and purchasers without a broker-dealer,

•	transactions directly with a market-maker;

•	through the writing of options, and

•	any other method permitted pursuant to applicable law.

     In addition, selling stockholders may generally enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. The selling stockholders may, for example:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholders,

•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions,

•	write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares,

•	enter into option transactions or other types of transactions that require the selling stockholders to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus, or

•	loan or pledge the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

     These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

     If a material arrangement with any broker-dealer or other agent is entered into for the sale of any shares of common stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act of 1933 disclosing the material terms and conditions of these arrangements.

     The selling stockholders may also sell their shares in accordance with Rule 144 under the Securities Act of 1933, or pursuant to other available exemptions from the registration requirements of the Securities Act of 1933, rather than pursuant to this prospectus.

     Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to common stock for five business days prior to the start of the distribution. In addition, the selling stockholders and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling stockholders or any other person.

Indemnification

     The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act of 1933.

LEGAL MATTERS

     The validity of the common stock offered by this prospectus and certain U.S. federal income tax matters will be passed upon for us by Morrison & Foerster LLP.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule for the year ended December 31, 2003, included in our Current Report on Form 8-K filed on May 14, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Ernst & Young LLP have also audited: (i) the combined statement of revenue and certain expenses of Harbor Greens Apartments, Pinebrook Village Apartments, Huntington Vista Apartments, and Windjammer Apartments for the year ended December 31, 2002, and the statement of revenue and certain expenses of the Inlet Bay at Gateway Apartments for the year ended December 31, 2002, included in our Current Report on Form 8-K filed on January 9, 2004 and also included in our

Current Report on Form 8-K/A filed on February 13, 2004; and (ii) the statement of revenue and certain expenses of Carriage Homes at Wyndham for the year ended December 31, 2002, and the combined statement of revenue and certain expenses of Waterside Towers, Waterside Towers Townhomes and The Commons at Town Square for the year ended December 31, 2002, included in our Current Report on Form 8-K/A filed on February 13, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings with the Securities and Exchange Commission are available to the public on the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the its public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about their public reference room and their copy charges.

     Our reports, proxy statements and other information about us may also be inspected at:

The New York Stock Exchange
20 Broad Street
New York, New York 10005

INCORPORATION OF INFORMATION FILED WITH THE SEC

     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

     We are incorporating by reference the following documents that we have previously filed with the Securities and Exchange Commission (Commission File No. 1-10524):

•	Annual Report on Form 10-K for the year ended December 31, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

•	Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 9, January 13, February 13, February 18, March 12, May 14, and June 18, 2004.

•	Current Report on Form 8-K filed with the SEC on June 11, 2003.

•	Our Proxy Statement dated April 2, 2004, filed in connection with our May 4, 2004 Annual Meeting of Stockholders.

•	The description of our capital stock contained in our Registration Statement on Form 8-A/A filed with the SEC on July 28, 2000, including any amendments or reports filed with the Securities and Exchange Commission for the purpose of updating such description.

     We are also incorporating by reference any future filings that we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time that we sell all of the securities offered by this prospectus and any prospectus supplement. In no event, however, will any of the information that we furnish under Item 9 or Item 12 of any Current Report on Form 8-K that we may from time to time file with the Securities and Exchange Commission be incorporated by reference into, or otherwise included in, this prospectus.

     You may obtain a copy of any of the documents referred to above without charge by written or oral request to:

United Dominion Realty Trust, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
Attention: Investor Relations
Telephone: (720) 283-6120

     We maintain a web site at www.udrt.com. The reference to our web site does not constitute incorporation by reference of the information contained at the site and you should not consider it a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The expenses, other than underwriting discounts and commissions, to be incurred by the registrant in connection with the issuance and distribution of the securities being registered are as follows:

Securities Act Registration Fee	$4,075
Legal Fees and Expenses	15,000.00	*
Accounting Fees and Expenses	15,000.00	*
Miscellaneous	5,925	*

Total	$40,000	*

*Estimated

Item 15. Indemnification of Directors and Officers.

     Our amended and restated articles of incorporation and bylaws provide for indemnification of directors and officers to the full extent permitted by the laws of the State of Maryland.

     Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or upon an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

     If the person involved is not a director or officer of the Company, the Board of Directors may cause the Company to indemnify to the same extent allowed for directors and officers of the Company the person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     The above discussion of our amended and restated articles of incorporation and bylaws and of the Maryland General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such articles, bylaws and statutes.

Item 16. Exhibits.

Exhibit No.	Description
2.1	Articles of Merger between UDRT Maryland, Inc., a Maryland corporation, and United Dominion Realty Trust, Inc., a Virginia corporation, filed with the State Department of Assessments and Taxation of the State of Maryland (1)

2.2	Articles of Merger between UDRT Maryland, Inc., a Maryland corporation, and United Dominion Realty Trust, Inc., a Virginia corporation, filed with the State Corporation Commission of the Commonwealth of Virginia (2)

4.1	First Amended and Restated Rights Agreement dated as of September 14, 1999, between the Company and ChaseMellon Shareholders Services, L.L.C., as Rights Agent (3)

4.2	Form of Rights Certificate (4)

4.3*	Registration Rights Agreement dated June 12, 2003 by and among the Company and the Initial Holders of OP Units.

4.4	Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated as of February 23, 2004 (5)

5.1*	Legality Opinion of Morrison & Foerster LLP

8.1*	Tax Opinion of Morrison & Foerster LLP

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1 and 8.1)

24.1	Power of Attorney (included on signature page hereto)

*To be filed by amendment.

(1)	Incorporated by reference to Exhibit 2.01 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 11, 2003 (File No. 1-10524).

(2)	Incorporated by reference to Exhibit 2.02 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 11, 2003 (File No. 1-10524).

(3)	Incorporated by reference to Exhibit 4(i)(d)(A) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-10524).

(4)	Incorporated by reference to Exhibit 4(e) to the Company’s Registration Statement on Form 8-A dated February 4, 1998 (File No. 1-10524).

(5)	Incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-10524).

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highlands Ranch, State of Colorado, on June 24, 2004.

UNITED DOMINION REALTY TRUST, INC.

By:	/s/ Thomas W. Toomey

Thomas W. Toomey Chief Executive Officer and President

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas W. Toomey and Christopher D. Genry, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Thomas W. Toomey	Chief Executive Officer, President and Director	June 24, 2004

Thomas W. Toomey

/s/ Christopher D. Genry	Executive Vice President and Chief Financial Officer	June 24, 2004

Christopher D. Genry

/s/ Scott A. Shanaberger	Senior Vice President and Chief Accounting Officer	June 24, 2004

Scott A. Shanaberger

/s/ Robert C. Larson
	Chairman of the Board	June 24, 2004
Robert C. Larson

/s/ James D. Klingbeil
	Vice Chairman of the Board	June 24, 2004
James D. Klingbeil

/s/ Eric J. Foss
	Director	June 24, 2004
Eric J. Foss

/s/ Robert P. Freeman
	Director	June 24, 2004
Robert P. Freeman

/s/ Jon A. Grove	Director	June 24, 2004

Jon A. Grove

/s/ Thomas R. Oliver	Director	June 24, 2004

Thomas R. Oliver

/s/ Lynne B. Sagalyn	Director	June 24, 2004

Lynne B. Sagalyn

/s/ Mark J. Sandler	Director	June 24, 2004

Mark J. Sandler

/s/ Robert W. Scharar	Director	June 24, 2004

Robert W. Scharar

EXHIBIT INDEX

Exhibit No.	Description
2.1	Articles of Merger between UDRT Maryland, Inc., a Maryland corporation, and United Dominion Realty Trust, Inc., a Virginia corporation, filed with the State Department of Assessments and Taxation of the State of Maryland (1)

2.2	Articles of Merger between UDRT Maryland, Inc., a Maryland corporation, and United Dominion Realty Trust, Inc., a Virginia corporation, filed with the State Corporation Commission of the Commonwealth of Virginia (2)

4.1	First Amended and Restated Rights Agreement dated as of September 14, 1999, between the Company and ChaseMellon Shareholders Services, L.L.C., as Rights Agent (3)

4.2	Form of Rights Certificate (4)

4.3*	Registration Rights Agreement dated June 12, 2003 by and among the Company and the Initial Holders of OP Units.

4.4	Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated as of February 23, 2004 (5)

5.1*	Legality Opinion of Morrison & Foerster LLP

8.1*	Tax Opinion of Morrison & Foerster LLP

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1 and 8.1)

24.1	Power of Attorney (included on signature page hereto)

*To be filed by amendment.

(1)	Incorporated by reference to Exhibit 2.01 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 11, 2003 (File No. 1-10524).

(2)	Incorporated by reference to Exhibit 2.02 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 11, 2003 (File No. 1-10524).

(3)	Incorporated by reference to Exhibit 4(i)(d)(A) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-10524).

(4)	Incorporated by reference to Exhibit 4(e) to the Company’s Registration Statement on Form 8-A dated February 4, 1998 (File No. 1-10524).

(5)	Incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-10524).